                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                               RCN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   [RCN LOGO]

                              105 CARNEGIE CENTER
                          PRINCETON, NEW JERSEY 08540
                                  609-734-3700

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 17, 2001

     The Annual Meeting of Shareholders of RCN Corporation ("RCN" or the "Company") will be held at The Princeton Marriott in Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540, on Thursday, May 17, 2001, at 11:00 a.m., local time. The meeting will be held for the following purposes:

     1. To elect five (5) Directors to Class I to serve for a term of three (3) years;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2001;

     3. To approve amendments to the Company's 1997 Stock Plan for Non-Employee Directors; and

     4. To approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to increase the number of shares of Common Stock that the Company has the authority to issue from 200,000,000 to 300,000,000.

     Only shareholders of record at the close of business on March 23, 2001 will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

     In order to insure that your shares are represented and are voted in accordance with your wishes, IT WILL BE APPRECIATED IF YOU WILL DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IN THE ALTERNATIVE, SHAREHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.

     The proxy card provides instructions if you would like to consent to electronic distribution of proxy materials in the future.

                                          John J. Jones,
                                          Executive Vice President,
                                          General Counsel
                                          and Corporate Secretary

Dated: April 13, 2001

                                RCN CORPORATION
                              105 CARNEGIE CENTER
                          PRINCETON, NEW JERSEY 08540
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, MAY 17, 2001

     This Proxy Statement is being mailed to shareholders on or about April 13, 2001, in connection with the solicitation of proxies by the Board of Directors of RCN Corporation ("RCN" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, May 17, 2001, at 11:00 a.m., local time, at The Princeton Marriott in Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540, and at any adjournment or postponement thereof.

     At the Annual Meeting, shareholders of RCN eligible to vote will consider and vote upon the following proposals: (i) to elect five (5) Class I Directors to serve for a term of three (3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP, as independent accountants of the Company for the fiscal year ending December 31, 2001; (iii) to approve amendments to the Company's 1997 Stock Plan for Non-Employee Directors; and (iv) to approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to increase the number of shares of Common Stock, par value $1.00 per share ("Common Stock"), that the Company has the authority to issue from 200,000,000 to 300,000,000 shares.

     Any proxy may be revoked at any time prior to its exercise by notifying the Corporate Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by the Company.
                            ------------------------

              The date of this Proxy Statement is April 13, 2001.

                               THE ANNUAL MEETING

PLACE, DATE AND TIME

     The Annual Meeting will be held at The Princeton Marriott in Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540, on Thursday, May 17, 2001, at 11:00 a.m., local time.

PURPOSE OF THE ANNUAL MEETING

     Shareholders of the Company will consider and vote upon the following proposals: (i) to elect five (5) Class I Directors to serve for a term of three
(3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2001; (iii) to approve amendments to the Company's 1997 Stock Plan for Non-Employee Directors; and (iv) to amend the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 200,000,000 to 300,000,000.

RECORD DATE, QUORUM, AND REQUIRED VOTE

     The close of business on March 23, 2001, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. On March 23, 2001, there were 87,538,347 outstanding shares of Common Stock, 1,748,965 shares of Series B 7% Senior Convertible Preferred Stock ("Preferred Stock") and no other equity voting securities of the Company. The shares of Preferred Stock, currently held by one shareholder, are convertible into an aggregate of 28,209,113 shares of Common Stock, except to the extent that the number of shares to be issued upon conversion would entitle the holder to cast more than 15% of the aggregate votes that all shareholders are entitled to cast (or a greater percentage under certain circumstances), in which event the excess will be issued as shares of non-voting Class B Common Stock. The Preferred Stock is entitled to be voted on an as converted basis, and the holder of the Preferred Stock has agreed to vote its shares (i) with respect to the election of members of the Board of Directors of the Company, for nominees who have been recommended by the Board of Directors and (ii) with respect to all other matters (and subject to exceptions in the case of proposals to approve a change of control transaction or to approve a stock issuance), either pro rata with the voting of other shareholders or as recommended by the Board of Directors of the Company to shareholders generally, at the election of the holder. See "Transactions with Related Parties."

     The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shareholders will be entitled to one vote per share of common stock on all matters to be submitted to a vote at the Annual Meeting. Shareholders do not have cumulative voting rights with respect to the election of Directors.

     In accordance with Delaware law, a shareholder entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. The approval of Proposal 2 (regarding the appointment of PricewaterhouseCoopers LLP), Proposal 3 (regarding amendments to the 1997 Stock Plan for Non-Employee Directors) and Proposal 4 (regarding amending the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock) require the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions, votes withheld and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of Directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a specified majority. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Broker non-votes will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three (3) classes and is currently comprised of fifteen (15) members. One (1) class is elected each year for a three-year term. Class I Directors whose term will expire at the Annual Meeting include the following nominees, all of whom are presently Directors of the Company: Michael A. Adams, Stuart E. Graham, Michael J. Levitt, Thomas J. May and Thomas P. O'Neill, III. These five (5) nominees, if elected at the 2001 Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 2004.

     It is not anticipated that any of the above nominees will become unavailable for any reason, but, if any of the nominees should become unavailable before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in place of such person or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE "FOR" THE ELECTION OF THESE FIVE (5) NOMINEES AS CLASS I DIRECTORS TO SERVE FOR A TERM OF THREE (3) YEARS.

                              DIRECTOR INFORMATION

     Information concerning the nominees for re-election as Class I Directors and the other Directors of the Company is set forth below.

                                                                                                   TERM
                                                                                      DIRECTOR   EXPIRING
NAME OF DIRECTOR              AGE         NOMINEES FOR RE-ELECTION IN CLASS I          SINCE        IN
----------------              ---         -----------------------------------         --------   --------
Michael A. Adams              43    President, Wholesale and New Product Development    1999       2001
                                    Group of the Company since January 2001;
                                    President and Chief Operating Officer from
                                    October 1999 to January 2001; President of the
                                    Technology and Network Development Group from
                                    September 1997 to October 1999; Vice President
                                    of Technology with C-TEC Corporation from
                                    November 1993 to September 1997. He is also a
                                    Director of Commonwealth Telephone Enterprises,
                                    Inc. ("CTE").
Stuart E. Graham              55    President of Skanska USA, Inc. since 1994. Mr.      1997       2001
                                    Graham has been Chief Executive Officer of
                                    several Skanska USA, Inc. subsidiaries,
                                    including Sordoni Skanska, Slattery Skanska and
                                    Skanska E&C. He is also a Director of CTE.

                                                                                                   TERM
                                                                                      DIRECTOR   EXPIRING
NAME OF DIRECTOR              AGE         NOMINEES FOR RE-ELECTION IN CLASS I          SINCE        IN
----------------              ---         -----------------------------------         --------   --------
Michael J. Levitt             42    Partner of Hicks, Muse, Tate & Furst,               1999       2001
                                    Incorporated ("Hicks Muse") since 1996. From
                                    1993 through 1995, Mr. Levitt was a Managing
                                    Director and Deputy Head of Investment Banking
                                    with Smith Barney Inc. Mr. Levitt was appointed
                                    to the Board of Directors pursuant to a Stock
                                    Purchase Agreement between the Company and HMTF
                                    Live Wire Investors, LLC. Mr. Levitt also serves
                                    as a Director of Clear Channel Communications,
                                    Inc., Eubisco Limited, Globix Corporation,
                                    Handango.com, PeopleLink, Inc., Premiere
                                    International Foods, Inc., the Realm, Inc.,
                                    Rhythms NetConnections Inc., and Teligent, Inc.
Thomas J. May                 53    Chairman and Chief Executive Officer of NSTAR, a    1997       2001
                                    Massachusetts business trust, and NSTAR
                                    Communications, Inc. ("NSTAR Communications"),
                                    formerly known as BecoCom, Inc., which is a
                                    party to a joint venture with RCN Telecom
                                    Services, Inc. (see "Transactions with Related
                                    Parties"), and its principal operating
                                    companies. Mr. May has held similar executive
                                    positions at its predecessor companies, BEC
                                    Energy and Boston Edison Company ("BECO") since
                                    1994. Mr. May is also a Director of Fleet Boston
                                    Financial Corporation, Liberty Mutual Insurance
                                    Company, New England Business Services, Inc. and
                                    NSTAR.
Thomas P. O'Neill, III        56    Chief Executive Officer of GPC/O'Neill &            1997       2001
                                    Associates since October 1999; Chairman and
                                    founder of McDermott/O'Neill & Associates since
                                    1991 and founder of Bay State Investors, Inc. in
                                    1983.

                                       OTHER DIRECTORS OF THE COMPANY IN CLASS II

Timothy J. Stoklosa           40    Executive Vice President and Chief Financial        2000       2002
                                    Officer of the Company since January 2000;
                                    Senior Vice President and Treasurer of the
                                    Company from September 1997 to January 2000;
                                    Executive Vice President and Chief Financial
                                    Officer, and well as a Director of Mercom, Inc.
                                    from 1997 to 1998; Treasurer of CTE from 1994 to
                                    1997. He is also a Director of CTE.
Alfred Fasola                 51    Chief Executive Officer of Jumbo Sports, Inc.       1997       2002
                                    since March 1999; Chairman of Hot Sports, Inc.
                                    since 1997; Chief Executive Officer of Herman's
                                    Sporting Goods from 1992 to 1995.

                                                                                                   TERM
                                                                                      DIRECTOR   EXPIRING
NAME OF DIRECTOR              AGE      OTHER DIRECTORS OF THE COMPANY IN CLASS II      SINCE        IN
----------------              ---      ------------------------------------------     --------   --------
Edward S. Harris              44    Mr. Harris is a Senior Investment Analyst for       2000       2002
                                    Vulcan Ventures, Inc., the investment
                                    organization of Mr. Paul G. Allen, since 1998.
                                    From 1992 to 1998, Mr. Harris was a financial
                                    executive in the high tech industry, and served
                                    as Chief Financial Officer for three (3) early
                                    stage companies: Claircom Communications Group,
                                    L.P., an affiliate of McCaw Cellular
                                    Incorporated and provider of specialized
                                    air-to-ground wireless communications services;
                                    Starwave Incorporated, a leading Internet
                                    company, which was founded by Mr. Paul Allen;
                                    and Mirror Software, Inc., a provider of medical
                                    imaging software. Mr. Harris is also a Director
                                    of FVC Corporation.
Richard R. Jaros              49    Private Investor since 1998; President of Level     1997       2002
                                    3 Communications, Inc. ("Level 3"), formerly
                                    known as Peter Kiewit Sons', Inc. ("PKS"), an
                                    affiliate of the Company, from 1996 to August
                                    1997 and Executive Vice President of PKS from
                                    1993 to 1997; Chief Financial Officer of PKS
                                    from 1995 to 1997. Chairman of CalEnergy
                                    Company, Inc. ("CECI"), now known as MidAmerican
                                    Energy Holdings Company, from 1993 to 1994 and
                                    President of CECI from 1992 to 1993. Mr. Jaros
                                    served in various capacities at PKS between 1980
                                    and 1993. Mr. Jaros is also a Director of Level
                                    3, MidAmerican Energy Holdings Company, Home
                                    Services.com and CTE.
Michael B. Yanney             67    Chairman and Director of America First Mortgage     1997       2002
                                    Investments, Inc.("AFMI"). Mr. Yanney has served
                                    as Chairman and Chief Executive Officer of
                                    America First Companies L.L.C. since 1984. He is
                                    also a Director of Burlington Northern Santa Fe
                                    Corporation, Forest Oil Corporation, AFMI,
                                    America First Apartment Investors, and Level 3.
                                    Mr. Yanney served as Director of WorldCom, Inc.
                                    ("WorldCom") from December 1996 to July 1997 and
                                    as a Director of CTE from August 1996 to
                                    September 1997.

                                                                                                   TERM
                                                                                      DIRECTOR   EXPIRING
NAME OF DIRECTOR              AGE     OTHER DIRECTORS OF THE COMPANY IN CLASS III      SINCE        IN
----------------              ---     -------------------------------------------     --------   --------
David C. McCourt              44    Chairman, Chief Executive Officer and Director      1997       2003
                                    of the Company since its inception in September
                                    1997; Chairman and Director of CTE since October
                                    1993; Chief Executive Officer of CTE from
                                    October 1993 to November 1998; Chairman,
                                    Director and Chief Executive Officer of Cable
                                    Michigan, Inc. from September 1997 to November
                                    1998. He was also Chairman and Chief Executive
                                    Officer, as well as a Director of Mercom, Inc.
                                    from October 1993 to November 1998. He was a
                                    Director of MFS Communications Company, Inc.
                                    ("MFS/WorldCom") from July 1990 to December
                                    1996; and a Director of WorldCom from December
                                    1996 to March 1998. Mr. McCourt is a Director of
                                    Level 3, Cable Satellite Public Affairs Network
                                    ("C-Span"), and Level 3 Telecom Holdings, Inc.
                                    ("LTH"), formerly Kiewit Telecom Holdings, Inc.,
                                    an affiliate of the Company.
James Q. Crowe                51    President and Chief Executive Officer of Level 3    1997       2003
                                    since August 1997; President and Chief Executive
                                    Officer of MFS/WorldCom from June 1993 to June
                                    1997 and Chairman of the Board of Directors of
                                    MFS/ WorldCom from 1992 to 1996. Mr. Crowe is a
                                    Director of CTE and he was Chairman of the Board
                                    of Directors of WorldCom from December 1996 to
                                    June 1997.
Eugene Roth                   65    Senior Partner at Rosenn, Jenkins and Greenwald     1997       2003
                                    L.L.P. (Attorneys) since 1964. He is also a
                                    Director of the Pennsylvania Regional Board of
                                    Directors of First Union National Bank,
                                    Geisinger Wyoming Valley Medical Center, and
                                    CTE.
William D. Savoy              36    Mr. Savoy is President of Vulcan Ventures, Inc.     2000       2003
                                    He serves on the Advisory Board of DreamWorks
                                    SKG and also serves as Director of Charter
                                    Communications, Inc., drugstore.com, High Speed
                                    Access Corporation, InfoSpace, Inc., Metricom,
                                    Inc., Peregrine Systems, Inc., Telescan, Inc.,
                                    and USA Networks, Inc.
Walter Scott, Jr.             69    Chairman of Level 3 since 1979 and Director         1997       2003
                                    since April 1964; Chairman and Chief Executive
                                    Officer of PKS for over nineteen years. He is
                                    also a Director of CTE, Berkshire Hathaway,
                                    Inc., Burlington Resources, Inc., Kiewit
                                    Materials Company, MidAmerican Energy Holdings
                                    Company, ConAgra, Inc., and Valmont Industries,
                                    Inc. Mr. Scott served as a Director of WorldCom
                                    from December 1996 to July 1997.

                 INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Board of Directors of the Company held four (4) meetings during 2000, the Audit Committee met seven (7) times and the Compensation Committee met four
(4) times. The Company does not have a Nominating Committee.

DIRECTORS' COMPENSATION

     Directors of RCN who are employees of the Company and its subsidiaries receive no Directors' fees. Non-employee Directors of the Company receive on January 1 an annual Directors' fee of $15,000 in Common Stock based upon the average fair market value of the Common Stock during the ten (10) trading days prior to such date, plus $1,000 in cash per board meeting attended. Also, members of the Audit Committee receive an additional Directors' fee of $5,000, and the Chairman of the Audit Committee receives an additional fee of $10,000 in Common Stock based upon the average fair market value of the Common Stock during the ten (10) trading days prior to such date. The committee Chairmen and other committee members are paid $1,500 and $1,000 in cash, respectively, for each committee meeting attended. Pursuant to the Company's 1997 Stock Plan for Non-Employee Directors, each non-employee Director receives an annual grant of non-qualified options for 4,000 shares of Common Stock on the date of the Annual Meeting with an exercise price equal to the fair market value of the Common Stock on the date the options are granted.

EXECUTIVE COMMITTEE

     The Executive Committee exercises, to the extent permitted by law and delegated by the Board of Directors, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees. The current Executive Committee consists of David C. McCourt, Chairman, Walter Scott, Jr., William D. Savoy, Michael A. Adams and James Q. Crowe.

COMPENSATION COMMITTEE

     The Compensation Committee makes recommendations to the Board of Directors on matters related to employee compensation and plans concerning the orderly succession of officers and key management personnel. The Compensation Committee also administers the Company's 1997 Equity Incentive Plan and the Executive Stock Purchase Plan. The current Compensation Committee consists of the following three (3) directors who are not employees of the Company: Eugene Roth, Chairman, Alfred Fasola and Michael B. Yanney.

AUDIT COMMITTEE

     The principal functions of the Audit Committee are detailed in the Audit Committee Charter, and include: (i) making recommendations to the full Board of Directors concerning the appointment of independent accountants; (ii) serving as an independent and objective party to monitor the Company's financial reporting process and internal control system; (iii) reviewing the audit scope and performance of the independent accountants and internal auditors; (iv) reviewing the Company's significant accounting principles, policies and reporting practices with the independent accountants, internal auditors and management; and (v) reviewing the results of and monitoring audits conducted by the internal and external auditors.

     The Audit Committee consists of the following five (5) directors who are not employees of the Company: Alfred Fasola, Chairman, Thomas P. O'Neill, III, Michael J. Levitt, Richard R. Jaros and Thomas J. May. Mr. Jaros was appointed to the Audit Committee in February 2001, making him the fourth independent member of the Audit Committee as defined under the National Association of Securities Dealers' listing standards. The Company's Board of Directors has determined that Mr. May's membership on the Audit Committee is in the best interests of the Company and its shareholders, despite the relationship between the

Company and NSTAR Communications, Inc. (See "Transactions With Related Parties"), for the following reasons:

     Mr. May is Chairman and Chief Executive Officer of NSTAR Communications, Inc. The Company pays NSTAR Communications for network construction in its Boston area market. NSTAR Communications is a party to a joint venture with RCN Telecom Services, Inc., a subsidiary of the Company. Mr. May has extensive background in accounting. He has been an actively involved member of the Audit Committee for three years and regularly provides insight and diligence. As Chief Executive Officer of NSTAR Communications, Mr. May brings financial sophistication and knowledge regarding financial controls. Mr. May also has a good understanding of the Company's business through its relationship with the Company, thereby enhancing his ability to provide financial oversight to the Company.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors (the "Audit Committee") has reviewed and discussed with management the financial statements for fiscal year 2000 audited by PricewaterhouseCoopers LLP, the Company's independent accountants, and various matters related to the financial statements, including those matters required to be discussed by Statements on Auditing Standards (SAS) No. 61 (Codification of Statements on Auditing Standards, AU 380). Such matters include the initial selection and changes in accounting policies, management judgments and accounting estimates, significant audit adjustments and disagreements with management. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with PricewaterhouseCoopers LLP those matters required to be disclosed by SAS 61, and has considered whether the provision of non-audit services by the independent accountants is compatible with maintaining auditor independence, together with the issue of PricewaterhouseCoopers LLP's independence generally. Based upon such review and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of the Company's independent accountants.

     In 2000, the Audit Committee reviewed the Audit Committee Charter and made certain changes to reflect the new standards set forth in SEC regulations and the Nasdaq Stock Market listing requirements. Generally, these changes reflected increased specificity in the Charter rather than changes in the Committee's practices. A copy of the Audit Committee Charter, which has been adopted by the Board of Directors, is attached to this proxy statement as Appendix A.

     The Company incurred the following fees for services performed by PricewaterhouseCoopers LLP in fiscal 2000:

AUDIT FEES

     The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q were $468,730.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees billed for these professional services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2000 were $3,088,365.

ALL OTHER FEES

     The aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2000 were $126,450.

                                          THE AUDIT COMMITTEE
                                          Alfred Fasola, Chairman
                                          Richard R. Jaros
                                          Michael J. Levitt
                                          Thomas J. May
                                          Thomas P. O'Neill, III

                                   PROPOSAL 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

     If the shareholders do not ratify this appointment, other independent accountants will be considered by the Board of Directors. Notwithstanding the shareholders' ratification of the selection of the independent accountants, the Board reserves the right to select other independent accountants at its discretion.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2001 requires the affirmative vote of a majority of the votes cast by holders of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                                   PROPOSAL 3

                    APPROVAL OF AMENDMENTS TO THE COMPANY'S
                     STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     The Board of Directors (the "Board") believes that granting stock options and awarding shares in respect of meeting fees and annual retainers payable to non-employee directors promotes the interests of the Company and its shareholders by increasing the proprietary interest of non-employee directors in the growth and performance of the Company. In order to continue this practice, the Board, on February 22, 2001, approved amendments to the 1997 Stock Plan for Non-Employee Directors (the "Plan"): (1) increasing the number of shares available for awards pursuant to the Plan, and (2) providing that the compensation of non-employee directors pursuant to the Plan be established in the Board's discretion (collectively, the "Plan Amendment").

     The following is a summary of the principal provisions of the current Plan and Plan Amendment, but is not intended to be a complete description of the Plan.

     The Current Plan. As in effect prior to February 22, 2001, a total of 200,000 shares of common stock were subject to award under the Plan. Only directors who are not also employees of the Company or its affiliates are eligible for awards. Non-employee directors receive both non-qualified stock options and outright grants of stock pursuant to the Plan. Specifically, at each annual meeting of the shareholders, each non-employee director is granted fully vested non-qualified stock options to purchase 4,000 shares of Common Stock. The purchase price is 100% of the fair market value of the shares on the date of grant. In addition, each non-employee director receives grants of shares as of each January 1 in an amount equal to the quotient obtained by dividing the annual retainer for that year by the fair market value of the shares on the applicable January 1. As of January 1, 2001, the annual retainer for each non-employee director was $15,000 and the closing price of the Common Stock on January 2, 2001 was $5.688.

     Upon exercise of the options, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares of Common Stock acquired and the aggregate exercise price. The Company will receive a deduction at that time in a like amount. Upon grant of shares, the non-employee director will recognize ordinary income in an amount equal to the fair market value of the shares. The Company will receive a deduction at that time in a like amount.

     Since the adoption of the Plan on October 1, 1997, non-employee directors of the Company have received options for 124,000 shares of stock and have been granted 43,094 shares of stock. In light of the fact that only 32,906 shares remain available for future option grants, without approval of the Plan Amendment, the Company will be limited in its ability to continue to compensate and increase the proprietary interest of non-employee directors in the Company. If the Plan Amendment is approved, an additional 400,000 shares will be available for future grants under the Plan.

     The Plan is administered by the Board. Prior to the Plan Amendment, the Board could amend the Plan at any time, but the Board could not, without the approval of the shareholders: (1) increase the number of shares that could be purchased pursuant to options (either individually or in the aggregate), other than an adjustment in options to purchase shares which are outstanding at the date of a change in the corporate structure affecting the shares, such as a stock split; (2) change the requirement that options be priced at fair market value; (3) modify the class of individuals who are eligible to participate; or
(4) materially increase the benefits accruing to participants under the Plan.

     The Plan Amendment. Under the Plan Amendment adopted by the Board and being voted on by the shareholders at the annual meeting, the number of shares of Common Stock available for award pursuant to the Plan will be increased from 200,000 to 600,000.

     The Plan Amendment allows the Board to change the compensation of each eligible director in its discretion. The Plan Amendment, in addition to outright grants of stock to be received by all non-employee directors, also grants the members of the Audit Committee (other than the Chairman) additional shares having a market value equal to $5,000 on the date of the grant, and grants the Chairman of the Audit Committee additional shares having a market value equal to $10,000 on the date of the grant. As a result of the Plan Amendment, the Board will still be unable to, without the approval of the shareholders: (1) increase the number of shares available for issuance under the Plan, other than an adjustment in the number of shares authorized by the Plan or options to purchase shares which are outstanding at the date of a change in the corporate structure affecting the shares, such as a stock split; (2) change the requirement that options be priced at fair market value; or (3) modify the class of individuals who are eligible to participate.

     If approved by shareholders, the Plan Amendment will become effective on May 17, 2001. The affirmative vote of a majority of the total votes cast on this Proposal 3 in person or represented by proxy at the annual meeting is required to approve this proposal.

     The following chart reflects the number of shares which would have been granted to certain executive officers of the Company, the non-employee directors as a group, and the non-executive officer employees as a group under the Plan Amendment, had the Plan Amendment been in effect as of January 1, 2001.

                             AMENDED PLAN BENEFITS
                   1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

                                                                   SHARES
                                                              -----------------
NAME AND POSITION                                             $ VALUE    NUMBER
-----------------                                             -------    ------
David C. McCourt, Chairman and Chief Executive Officer......        0         0
Robert J. Currey, Vice Chairman.............................        0         0
Michael A. Adams, President, Wholesale and New Product
  Development Group.........................................        0         0
Timothy J. Stoklosa, Executive Vice President and Chief
  Financial Officer.........................................        0         0
John J. Jones, Executive Vice President, General Counsel and
  Corporate Secretary.......................................        0         0
Executive Officers as a Group (21 persons, including the
  executive officers named above)...........................        0         0
Non-Employee Director Group (12 persons)(1).................  205,000    36,041(2)
Non-Executive Officer Employee Group........................        0         0

---------------
(1) Includes the amount of retainer fees to non-employee directors and Audit Committee members. The Company currently has twelve non-employee directors, each of whom is eligible to receive compensation under the Amended Plan. As of January 1, 2001 the Audit Committee was comprised of a chairman and three additional members.

(2) The stock price at the close of business on January 2, 2001 was $5.688.

     On April [  ], 2001, the last reported sales price of the common stock of
RCN as reported on Nasdaq was $[     ] per share.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN AMENDMENT TO OUR STOCK PLAN FOR NON-EMPLOYEE DIRECTORS AS DESCRIBED IN THIS PROPOSAL 3.

                                   PROPOSAL 4

       AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     On March 29, 2001 the Board of Directors adopted an amendment to the Company's Amended and Restated Certificate of Incorporation (as amended), subject to approval by the shareholders, to increase the number of authorized shares of capital stock from 625,000,000 shares, of which 25,000,000 shares are Preferred Stock and 400,000,000 are Non-Voting Class B Common Stock, to 725,000,000, including the same 25,000,000 shares of Preferred Stock and 400,000,000 shares of Non-Voting Class B Common Stock, and to increase the shares of Common Stock from 200,000,000 to 300,000,000. The Board of Directors also directed that the proposed amendment (the "Amendment") be submitted for action at the Annual Meeting of Shareholders to be held on May 17, 2001.

INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK

     The Company's Amended and Restated Certificate of Incorporation (as amended) currently authorizes the issuance of a total of 625,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $1.00 per share, 400,000,000 shares of Non-Voting Class B Common Stock, par value $1.00 per share, and 25,000,000 shares of Preferred Stock, par value $.1.00 per share. The Amendment will increase the total number of authorized shares to 725,000,000 and the number of shares of Common Stock authorized to 300,000,000. The Amendment will not change the currently authorized number of shares of Non-Voting Class B Common Stock, which will remain set at 400,000,000, or Preferred Stock, which will remain set at

25,000,000. The Amendment will modify the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation (as amended) to read as follows:

          "FOURTH: (a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 725,000,000, consisting of 300,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), 400,000,000 shares of Class B Non-voting Common Stock, par value $1.00 per share (the "Class B Common Stock" and, together with the Common Stock, the "Common Equity") and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock")."

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     The Board of Directors believes that it is in the Company's best interests to increase the number of shares of Common Stock that the Company is authorized to issue. The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to repurchase issued and outstanding debt instruments, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans and to effect stock splits, where the Board of Directors determines it advisable to do so, without the necessity of soliciting further shareholder approval, subject to applicable shareholder vote requirements of Delaware corporation law and the NASD.

     The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now authorized. Adoption of the Amendment and the issuance of Common Stock would not affect the rights of holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of Common Stock outstanding. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current holders of Common Stock do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on earnings per share, voting power and share holdings of current shareholders. If the Amendment is adopted, it will become effective upon the filing of the proposed amendment with the Delaware Secretary of State.

     The Board is required to make any determination to issue Common Stock based upon its judgement as to the best interests of the Company. The Amendment could render more difficult any attempted takeover of the Company that is opposed by the Board of Directors. The Board of Directors may issue, without further action or approval of the shareholders, (subject to limits imposed by applicable laws and the rules of the NASD) additional shares of Common Stock to the public, thereby increasing the number of shares that would have to be acquired to effect a change of control of the Company.

     The approval of the Proposal to amend the Amended and Restated Certificate of Incorporation to increase the authorized amount of Common Stock requires the affirmative vote of a majority of the total votes cast on this Proposal 4 in person or by proxy at the annual meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AS DESCRIBED IN THIS PROPOSAL 4.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth in the table below is information as of March 23, 2001 with respect to the number of shares of Common Stock beneficially owned by: (i) each person or entity known by the Company to own more than 5% of the Common Stock;
(ii) each Director of the Company; (iii) each of the named executive officers below; and (iv) all Directors and executive officers as a group. To the Company's knowledge, unless otherwise indicated, each person or entity has voting and investment power with respect to the shares set forth opposite the person's or entity's name.

                                                                     COMMON STOCK
                                                              --------------------------
                                                               NUMBER OF
                                                                 SHARES
                                                              BENEFICIALLY    PERCENT OF
NAME OF BENEFICIAL OWNER                                         OWNED        SHARES(%)
------------------------                                      ------------    ----------
Michael A. Adams(1)(2)......................................      323,521         *
James Q. Crowe(3)(13).......................................       16,762         *
Robert J. Currey(1)(4)......................................      272,447         *
Alfred Fasola(3)............................................       16,196         *
Stuart E. Graham(3).........................................       42,604         *
Edward S. Harris(5).........................................        7,159         *
Richard R. Jaros(3)(13).....................................      130,692         *
John J. Jones(1)(6).........................................       70,802         *
Michael J. Levitt(15).......................................       10,462         *
Thomas J. May(3)(12)........................................       18,096         *
David C. McCourt(1)(7)(13)..................................    2,767,187        3.1%
Thomas P. O'Neill, III(3)...................................       26,096         *
Eugene Roth(16).............................................       25,325         *
William D. Savoy(5)(11).....................................        9,709         *
Walter Scott, Jr.(3)(13)....................................    1,016,762        1.16%
Timothy J. Stoklosa(1)(14)..................................      150,037         *
Michael B. Yanney(3)(13)....................................       25,218         *
All Directors and Executive Officers as a Group (21
  persons)..................................................    5,208,435        5.77%
Level 3 Telecom Holdings, Inc.(8)...........................   26,640,970       30.43%
HM4 RCN Partners(9).........................................    7,232,282        7.63%
Vulcan Ventures Incorporated(10)............................   31,616,213       27.31%

---------------
 (*) Less than 1% of outstanding shares.

 (1) Includes Share Units (further defined below) relating to the Common Stock acquired by each such named participant in lieu of current compensation pursuant to the Executive Stock Purchase Plan ("ESPP") and the vested Share Units credited to the matching account of each such named participant, as of March 16, 2001, including matching Share Units scheduled to vest within 60 days thereafter: Mr. McCourt, 149,571 shares; Mr. Currey, 4,076 shares; Mr. Adams, 29,349 shares; Mr. Stoklosa, 3,499 shares; and Mr. Jones, 5,182 shares. Under the ESPP, participants who defer current compensation are credited with "Share Units" with a value equal to the amount of the deferred pretax compensation. The value of a Share Unit is based on the value of a share of Common Stock. The Company also credits each participant's matching account under the ESPP with 100% of the number of Share Units credited based on the participant's elective contributions. Share Units credited to participants' elective contribution accounts are fully and immediately vested. Share Units credited to participants' matching accounts generally vest on the third anniversary of the date they are credited, subject to continued employment. Share Units credited to a participant's matching account become fully vested on a change in control of the Company or on the participant's death or disability while actively employed. If dividends are paid on Common Stock, a dividend equivalent is deemed paid with respect to Share Units and credited to participants' accounts in the form of additional Share Units. The Company has established a grantor trust to hold Common Stock corresponding to the number of Share Units credited to participants' accounts in the ESPP. Participants do not have the right to vote Share Units, provided that the Company may, but is not required to, make arrangements for participants to direct the trustee of the grantor trust as to how to vote a number of shares held by the grantor trust corresponding to the number of Share Units credited to the participants' matching account.

 (2) Includes options to purchase 291,500 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Does not include 120,000 outperform stock options exercisable within 60 days after the date of this Proxy Statement as no shares of Common Stock would be issuable as of March 23, 2001 in respect of such OSO's.

 (3) Includes options to purchase 12,000 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

 (4) Includes options to purchase 267,689 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

 (5) Includes options to purchase 4,000 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

 (6) Includes options to purchase 60,002 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

 (7) Includes options to purchase 1,737,500 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Does not include 400,000 outperform stock options exercisable with 60 days after the date of this Proxy Statement, as no shares of Common Stock would be issuable as of March 23, 2001 in respect of such OSO's.

 (8) Level 3 holds 90% of the Common Stock of LTH and all of the preferred stock of LTH. David C. McCourt owns the remaining 10% of the Common Stock of LTH. The address of Level 3 and LTH is 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

 (9) Consists of 7,229,615 shares of Common Stock deemed beneficially owned by HM4 RCN Partners by virtue of its ownership of record of 281,955 shares of Series A 7% Senior Convertible Preferred Stock convertible into 7,229,615 shares of Common Stock. HM4 RCN Partners receives quarterly dividends of Series A 7% Senior Convertible Preferred Stock. Does not include the March 31, 2001 quarterly dividend of 4,934 shares. HM4 RCN Partners is a general partnership of which the limited partners are HM4 RCN Qualified Fund, L.P., HM4 RCN Private Fund, L.P. and HM4 RCN Coinvestors, L.P., each a limited partnership of which the sole general partner is Hicks, Muse GP Partners IV, L.P., a limited partnership of which the sole general partner is Hicks, Muse Fund IV LLC, a limited liability company of which Thomas O. Hicks is the sole member. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Hicks expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock not owned of record by him. The address of Thomas O. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Michael J. Levitt, a senior executive officer of Hicks, Muse Fund IV LLC and a limited partner of Hicks, Muse GP Partners IV, L.P., has been designated by HM4 RCN Partners to serve as a Director of the Company.

(10) Consists of 3,407,100 shares of Common Stock owned of record by Vulcan and 28,209,113 shares of Common Stock deemed beneficially owned by Vulcan by virtue of its ownership of record of 1,748,965 shares (or 100%) of the Preferred Stock which are convertible into an aggregate of 28,209,113 shares of Common Stock. Vulcan receives quarterly dividends of Preferred Stock. Does not include the March 31, 2001 quarterly dividend of 30,607 shares. Paul G. Allen is the sole shareholder of Vulcan and may be deemed to be the beneficial owner of shares beneficially owned by Vulcan. The address of Vulcan and Paul G. Allen is 505 Union Station, 505 Fifth Avenue, South, Suite 900, Seattle, Washington 98104. Vulcan has designated William
     D. Savoy and Edward S. Harris to serve as Directors of the Company.

(11) Does not include 141,032 stock options to purchase shares of Series B 7% Senior Convertible Preferred Stock of the Company pursuant to a Stock Option Agreement entered into as of February 18, 2001 by and between Vulcan and Mr. Savoy, effective as of November 8, 1999.

(12) Does not include 4,097,193 shares of Common Stock owned by NSTAR Communications, Inc. which were acquired pursuant to an Exchange Agreement by and between BecoCom, Inc., now by name change NSTAR Communications, and C-TEC Corporation, the former corporate parent of RCN dated June 17, 1997, pursuant to which NSTAR Communications has the right, from time to time in accordance with the terms thereof, to sell to the Company all or a portion of NSTAR Communications' membership interest in a joint venture with RCN Telecom Services, Inc. in exchange for shares of the Common Stock of the Company. Mr. May is the Chairman and Chief Executive Officer of NSTAR Communications, Inc.

(13) Does not include shares beneficially owned by LTH. As an officer, director or shareholder of Level 3 or LTH, this person may be deemed to beneficially own all of the shares of Common Stock beneficially owned by LTH. Level 3 holds 90% of the Common Stock of LTH and all the preferred stock of LTH. David C. McCourt owns the remaining 10% of the Common Stock of LTH.

(14) Includes options to purchase 119,622 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Does not include 40,000 outperform stock options exercisable within 60 days after the date of this Proxy Statement as no shares of Common Stock would be issuable as of March 23, 2001 in respect of such OSO's.

(15) Does not include shares beneficially owned by HM4 RCN Partners. Includes options to purchase 8,000 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(16) Share ownership also includes Mr. Roth's proportionate interest of shares and vested options owned by the firm of Rosenn, Jenkins & Greenwald, LLP. Mr. Roth is a senior partner of the firm.

                            COMPENSATION INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ending December 31, 1998, 1999 and 2000, the cash compensation, as well as certain other compensation, paid or accrued to the Chief Executive Officer and the four (4) other most highly compensated Officers (the named executive officers). The Company carried out a two-for-one stock split of the Common Stock (in the form of a stock dividend) during 1998. Shareholders of record at the market close on March 20, 1998 received an additional share of Common Stock for each share held. The distribution date for the stock dividend was April 3, 1998. All share and per share data, stock option data and market prices (including historical trading prices) of Common Stock have been restated to reflect this stock dividend.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION AWARDS
                                                                  ----------------------------------------
                                      ANNUAL COMPENSATION(1)       RESTRICTED    SECURITIES    ALL OTHER
                                   ----------------------------      STOCK       UNDERLYING   COMPENSATION
NAME AND POSITION                  YEAR   SALARY($)   BONUS($)    AWARDS($)(2)   OPTIONS(#)      ($)(3)
-----------------                  ----   ---------   ---------   ------------   ----------   ------------
David C. McCourt.................  2000    500,000          -0-    2,499,910          (4)        20,650
  Chairman and Chief               1999    500,000    2,000,000      310,000      275,000        47,646
  Executive Officer                1998    500,000    1,250,000      310,000          -0-        38,165
Robert J. Currey(5)..............  2000    221,000      225,000       25,961      355,439(6)      3,770
  Vice Chairman
Michael A. Adams.................  2000    293,000      200,000      140,000          (4)       202,893
  President, Wholesale and         1999    210,000      400,000       82,000       75,000         2,940
  New Product Development Group..  1998    210,327      200,000       72,000          -0-           576
Timothy J. Stoklosa(5)...........  2000    207,000      150,000       81,000          (4)         6,319
  Executive Vice President
  and Chief Financial Officer
John J. Jones....................  2000    219,000       80,000      399,017       24,450         6,319
  Executive Vice President,        1999    210,000      150,000       57,000       40,000         5,767
  General Counsel and              1998    210,000       75,000          -0-      100,000           202
  Corporate Secretary

---------------
(1) Includes the amount of the deferred compensation contributed by the named executive officers to purchase share units pursuant to the ESPP. Such deferred compensation is matched by the Company. Matching contributions are reflected under Restricted Stock Awards. See footnote (2) below. See also, footnote (1) under "Security Ownership of Certain Beneficial Owners and Management."

(2) These amounts reflect the market value on the date of grant of matching share units pursuant to the ESPP (including unvested units). Also includes the market value on the date of grant of a restricted stock award of 238,806 shares, with a market value of $2,000,000 to Mr. McCourt in lieu of a cash bonus for 2000 performance, and 4,851 shares, with a market value of $325,017 to Mr. Jones as a retention bonus.

    The aggregate holdings and the value of Share Units (including matching share units and share units in respect of deferred compensation) for the named participants in the ESPP as of December 31, 2000 are as follows: Mr. McCourt, 164,618 share units, aggregate value $1,039,153; Mr. Currey, 4,640 share units, aggregate value $29,295; Mr. Adams, 33,439 share units, aggregate value $211,088; Mr. Stoklosa, 4,540 share units, aggregate value $28,660; and Mr. Jones, 5,924 share units, aggregate value $37,397. See also, footnote (1) under "Security Ownership of Certain Beneficial Owners and Management."

    Mr. McCourt was issued restricted stock in lieu of a cash bonus on February 21, 2001. The restricted stock will vest in increments of one-third ( 1/3) over the next three (3) years.

    The aggregate holdings and the value of restricted stock for Mr. Jones as of December 31, 2000 was 4,851 shares, aggregate value $30,622. One-third (1/3) of the restricted stock vests on March 10, 2002, and the remaining two-thirds (2/3) vests on March 10, 2003.

(3) Includes the following amounts for the last fiscal year:

    David C. McCourt: $369 -- Company paid life insurance; $5,950 -- 401(k) Company match; $14,331 -- Company provided transportation.

    Robert J. Currey: $237 -- Company paid life insurance; $3,533 401(k) Company match.

    Michael A. Adams: $369 -- Company paid life insurance; $2,524 -- 401(k) Company match; $200,000 lost income paid to Mr. Adams as a result of stepping down from the Board of Directors of a Boston-based telecommunications company upon his appointment to President and Chief Operating Officer of the Company.

    Timothy J. Stoklosa: $369 -- Company paid life insurance; $5,950 -- 401(k) Company match.

    John J. Jones: $369 -- Company paid life insurance; $5,950 -- 401(k) Company match.

(4) See discussion below regarding Outperform Stock Option Grants.

(5) Messrs. Currey and Stoklosa became executive officers of the Company in 2000.

(6) Includes converted options Mr. Currey received pursuant to the terms of the merger agreement between the Company and 21st Century Telecom Group, Inc.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                        NUMBER OF     % OF TOTAL                                                    ANNUAL RATES OF STOCK
                       SECURITIES      OPTIONS                                                     PRICE APPRECIATION FOR
                       UNDERLYING     GRANTED TO    EXERCISE OR   MARKET PRICE                           OPTION TERM
                         OPTIONS     EMPLOYEES IN   BASE PRICE     ON DATE OF    EXPIRATION   ---------------------------------
NAME                   GRANTED (#)   FISCAL YEAR      ($/SH)      GRANT ($/SH)      DATE       0% ($)      5% ($)      10% ($)
----                   -----------   ------------   -----------   ------------   ----------   ---------   ---------   ---------
Robert J. Currey.....    124,077         2.33          2.5100       28.6250      03/06/2008   3,240,271   4,221,541   5,408,622
                         143,612         2.70         22.4200       28.6250      11/23/2009     891,112   2,026,877   3,400,854
                          75,000         1.41         28.6250           N/A      04/28/2005         N/A     593,142   1,310,689
                          12,750         0.24         23.3750           N/A      06/01/2005         N/A      82,341     181,951
John J. Jones........     24,450         0.46         23.3750           N/A      06/01/2005         N/A     157,900     348,918

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END
                                OPTION VALUES(1)

                                                            NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT FISCAL
                          SHARES                            AT FISCAL YEAR END(2)                      YEAR END(3)
                       ACQUIRED ON       VALUE       -----------------------------------   -----------------------------------
NAME                   EXERCISE (#)   REALIZED ($)   EXERCISABLE (#)   UNEXERCISABLE (#)   EXERCISABLE ($)   UNEXERCISABLE ($)
----                   ------------   ------------   ---------------   -----------------   ---------------   -----------------
David C. McCourt.....      -0-            N/A           1,691,668           583,332                -0-                -0-
Robert J. Currey.....      -0-            N/A             173,431           186,258            363,679            108,124
Michael A. Adams.....      -0-            N/A             273,000           142,000                -0-                -0-
Timothy J.
  Stoklosa...........      -0-            N/A             104,956           102,664                -0-                -0-
John J. Jones........      -0-            N/A              53,336           111,114                -0-                -0-

---------------
(1) There were no options exercised by the named executive officers during fiscal 2000.

(2) Denominated in shares of Common Stock.

(3) The fair market value of Common Stock at December 31, 2000 was $6.3125 per share.

OUTPERFORM STOCK OPTION GRANTS

     The Company has adopted an Outperform Stock Option ("OSO") program whereby certain senior management of the Company will benefit from an increase in the market value of the Company's shares only if the Company's stock performance exceeds the performance of the general market, as measured by the Standard & Poor's (S&P) 500 Index, and the value rises above the options' strike price. The initial strike price for all OSO's granted in 2000 to named executive officers is $38.125, which is 39% above the closing price of the Company's Common Stock on June 1, 2000, the date of grant. The closing price on the date of grant was $23.375. Participants in the OSO program do not realize any value from the awards unless the Common Stock price outperforms the S&P 500 Index and exceeds the strike price, which adjusts based on the S&P performance. When the Company's stock performance is greater than the S&P 500 Index performance, the value received for the awards in the OSO plan is based on a formula involving a multiplier related to the level by which the Common Stock outperforms the S&P 500 Index. Upon exercise, the value of each OSO will be, in cash or shares of stock, an amount equal to the product of the closing price of the Common Stock, less the adjusted strike price, multiplied by the multiplier. The more the Company stock outperforms the Index, the higher the multiplier, up to a maximum of eight times.

     The following table summarizes the grants of OSOs to the named executive officers during 2000.

                       OSO GRANTS IN THE LAST FISCAL YEAR

                                                          NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                                          TOTAL NUMBER OF OSOS               IN-THE-MONEY OSOS AT FISCAL
                          NUMBER                         AT FISCAL YEAR END (1)                     YEAR END (2)
                          OF OSOS     EXPIRATION   -----------------------------------   -----------------------------------
NAME                    GRANTED (#)      DATE      EXERCISABLE (#)   UNEXERCISABLE (#)   EXERCISABLE ($)   UNEXERCISABLE ($)
----                    -----------   ----------   ---------------   -----------------   ---------------   -----------------
David C. McCourt......   2,000,000    06/01/2010       400,000           1,600,000             -0-                -0-
Michael A. Adams......     600,000    06/01/2010       120,000             480,000             -0-                -0-
Timothy J. Stoklosa...     200,000    06/01/2010        40,000             160,000             -0-                -0-

---------------
(1) OSO awards vest in equal 20% installments, with the first 20% having vested on October 1, 2000. The remainder of the grant vests each June 1, through June 1, 2004.

(2) OSO value at December 31, 2000 has been computed based upon the OSO formula and multiplier as of that date. The value of an OSO is subject to change based upon the performance of RCN Common Stock relative to the performance of the S&P 500 Index from the time of the grant of the OSO award until the OSO award has been exercised.

                         COMPENSATION COMMITTEE REPORT

     The compensation programs for the Company's executive officers are administered by the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors. The Compensation Committee is comprised of three independent non-employee directors. The Compensation Committee makes recommendations and/or determinations with respect to executive compensation matters.

     The Compensation Committee submits the following report on compensation for the Company's executive officers for the 2000 fiscal year:

COMPENSATION PHILOSOPHY

     The Company has established a pay for performance compensation program for all levels within the Company, including its executive officers. The Company emphasizes the need for all employees to set objectives and for the objectives of each employee to be tied into the Company goals. The Company's compensation programs are intended to motivate its employees to provide superior performance in order to be competitive. Under the Company's total compensation program, all employees of the Company are evaluated against written objectives and compensated accordingly.

     The Company's compensation philosophy for executive officers includes total compensation at or above that of the Company's peer group within the telecommunications industry and is based upon their performance against written objectives which are designed to motivate them to lead the organization, establish and communicate the Company's objectives, and execute the Company's business plan to achieve its objectives. The market alignment strategy for the compensation elements include base salary at or below the midpoint of the Company's peer group, and is performance based; short-term incentive which is at or below the midpoint of the Company's peer group, and is performance based and at risk; and long-term incentive which is above the midpoint of the Company's peer group, is performance based, and is focused on retaining the executive and promoting stock ownership of the Company.

     The Chief Executive Officer reviews the performance of the executives against written objectives, and based upon those evaluations, with the review and approval of the Compensation Committee, determines base salaries and makes recommendations with respect to short-term and long-term incentive grants as he deems appropriate and consistent with the compensation philosophy of the Company.

     To further align the interests of the Company's executives with that of shareholders, the Company encourages executives to acquire and maintain an equity stake in the Company. To assist executives in accumulating this equity position on a pre-tax basis, the company implemented the Executive Stock Purchase

Plan pursuant to which an executive may purchase Company stock through deferral of earned and otherwise payable compensation, which is matched by the Company.

EXECUTIVE OFFICER COMPENSATION

     The salaries paid to executive officers by the Company for 2000 were targeted to be at or below competitive rates.

     The amount of cash bonuses paid to executive officers for 2000 pursuant to the 2000 Performance Based Short Term Incentive Plan were based upon performance, and were linked to individual performance goals, department/business unit objectives and company-wide objectives. The Company awarded certain key employees with grants of restricted stock as a retention bonus for future performance. The amount of restricted stock awarded was based upon the key employee's level within the Company. The first 1/3 of the issued restricted stock becomes vested after the first two years, and the remaining 2/3 becomes vested after three years.

     Stock options were granted to Messrs. Jones and Currey in 2000. The Compensation Committee believes that such stock options provide an incentive for retention of executive talent and the creation of shareholder value in the long-term since the full benefit of the compensation package cannot be realized unless the price of the Company's stock appreciates over a specified number of years and the executive continues to perform services for the Company. The number of stock options granted to the named executive officers and mid-level management employees was based on the individual's salary band, title and evaluation of each executive's individual performance and contribution to the Company's performance as presented to the Compensation Committee. In order to retain executive talent in this competitive environment, stock option awards were granted quarterly in 2000, beginning in June, with a five-year option exercise period and with vesting of one-third (1/3) of the option shares granted each of the initial three (3) years of the five-year option term.

     Outperform Stock Options ("OSO") were granted to Messrs. McCourt, Adams and Stoklosa in 2000. The Outperform Stock Option Program aligns the interests of the shareholders with the Company's management team. These executives will benefit from an increase in the market value of the Company's shares only if the Company's stock performance exceeds the performance of the general market, as measured by the S&P 500 Index, and the value rises above the options' strike price, which adjusts based on the S&P 500 performance. When the Company's stock performance is greater than the S&P 500 Index performance, the value received for the awards in the OSO plan is based on a formula involving a multiplier related to the level by which the Common Stock outperforms the S&P 500 Index. Upon exercise, the value of each OSO will be, in cash or shares of stock, an amount equal to the product of the closing price of the Common Stock, less the adjusted strike price, multiplied by the multiplier. The multiplier determines the number of shares to be issued for each OSO. The more the Company's stock outperforms the Index, the higher the multiplier, up to a maximum of eight times the number of OSO's. The initial strike price for all OSO's granted is $38.125, which is 39% above the closing price of the Company's Common Stock on June 1, 2000, the date of grant. The closing price on the date of grant was $23.375. The vesting is over a five (5) year period, with the initial vesting of one-fifth (1/5) occurring on October 1, 2000, and additional increments of one-fifth (1/5) each vesting on October 1, 2001, 2002, 2003, and 2004. The option exercise period is ten (10) years from October 1, 1999.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. McCourt was paid a base salary of $500,000 for services rendered in 2000 and received no cash bonus for 2000 performance, but in lieu of a cash bonus, was granted $2,000,000 in restricted stock equal to 238,806 shares. Mr. McCourt's base salary for 2001 will remain at $500,000. Mr. McCourt also received a grant of 2,000,000 Outperform Stock Options in 2000 on the terms described in the previous section of this report. The initial strike price of the OSO's granted is $38.125, which is 39% above the closing price of the Company's Common Stock on June 1, 2000, the date of grant. The closing price on the date of grant was $23.375. The Compensation Committee establishes objectives for the Chief Executive Officer and then evaluates his individual performance against those objectives as well as the overall achievement of the

Company-wide objectives. The objectives established for Mr. McCourt in 2000 included, among other things, controlling and identifying critical customer care issues, maintenance of sufficient capital for all on-going construction, expansion of the Company's business plan, implementing a performance based compensation plan for all employees, and identifying and recruiting additional senior executives. Based upon the Committee's evaluation of Mr. McCourt's performance against these goals in 2000, he was awarded the restricted stock described above. The restricted stock will vest in increments of one-third
( 1/3) per year over the next three (3) years.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162 (m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") denies a deduction by an employer for certain compensation in excess of $1,000,000 per year paid by a publicly traded corporation to the Chief Executive Officer and the four (4) most highly compensated executive officers other than the Chief Executive Officer, unless such compensation is awarded pursuant to a qualified performance-based program. Subject to the needs of the Company, the Company's compensation plans are generally intended to qualify for such qualified performance-based exemption.

                                          COMPENSATION COMMITTEE
                                          Eugene Roth, Esq., Chairman
                                          Alfred Fasola
                                          Michael B. Yanney

Dated: March 23, 2001

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of RCN Common Stock to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Telecommunications Index. The graph assumes that the value of the investment in RCN Common Stock and each Index was $100 at September 22, 1997 for RCN Common Stock and at August 31, 1997 for each Index.

                COMPARISON OF 39 MONTH CUMULATIVE TOTAL RETURN*
        AMONG RCN CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND
                      THE NASDAQ TELECOMMUNICATIONS INDEX
[PERFORMANCE GRAPH]

                                                                               NASDAQ STOCK MARKET               NASDAQ
                                                          RCNC                        INDEX             TELECOMMUNICATIONS INDEX
                                                          ----                 -------------------      ------------------------
Sept 97                                                  100.00                      100.00                      100.00
Dec 97                                                   126.00                       93.00                      110.00
Dec 98                                                   130.00                      131.00                      181.00
Dec 99                                                   356.00                      237.00                      316.00
Dec 00                                                    46.00                      147.00                      139.00

---------------
* $100 INVESTED ON 9/22/97 IN RCN STOCK OR ON 8/31/97 IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                       TRANSACTIONS WITH RELATED PARTIES

     David C. McCourt, Chairman, Chief Executive Officer and Director of the Company, is a Director of C-SPAN. In 2000, the Company paid approximately $109,000 to C-SPAN for programming services.

     The Company paid NSTAR Communications approximately $44,000,000 for network construction and paid BECO approximately $759,000 for utility services. Thomas
J. May, a Director of the Company, is Chairman and Chief Executive Officer of BECO, as well as NSTAR Communications, which is a party to the joint venture with RCN Telecom Holding Company.

     The Company agreed to provide or cause to be provided certain specified services (management services) to CTE for a transitional period pursuant to the Distribution Agreement dated as of September 5, 1997. The transitional services provided included: (i) accounting; (ii) payroll; (iii) management supervision and Office of the Chairman; (iv) cash management; (v) human resources and benefit plan administration; (vi) insurance administration; (vii) legal; (viii) tax; (ix) internal audit; (x) investor and public relations; and (xi) other miscellaneous administrative services. The fee per year for these services was 3.5% of the first $175 million of revenue of CTE and 1.75% of any additional revenue. In 2000, the transitional services provided included legal and Office of the Chairman. The total fees for 2000 and 1999 were approximately $1,996,000 and $5,235,000, respectively. During 1999, the majority of the transitional services were transferred to CTE from RCN and therefore the fee was adjusted downward accordingly. The services remaining in 2001 include Office of the Chairman and certain legal services. The fee for these services in 2001 is estimated to be approximately $1,200,000.

     In 2000, CTE provided to the Company financial data processing applications, lockbox services, storage facilities, local area network and wide area network support services, building maintenance and other miscellaneous administrative services. These services are no longer provided by CTE to the Company.

     The Company provided CTE local and long distance services of approximately $7,194,000 during 2000. Commonwealth Telephone Company and CTSI, Inc., a subsidiary of CTE, provided the Company with local and long distance services of approximately $3,134,000.

     The Company paid Level 3 approximately $4,000,000 for network construction and approximately $3,340,000 for circuit costs. Messrs. Crowe, Scott, Yanney and Jaros are Directors of Level 3. Mr. McCourt, Chairman, Chief Executive Officer and Director of the Company is also a Director of Level 3.

     The Company paid First Union Corporation approximately $257,000 for financial services. Mr. Roth, a Director of the Company, is a Director of the Pennsylvania Regional Board of Directors of First Union National Bank.

     The Company paid Sordoni Skanska, Slattery Skanska and Skanska E & C approximately $2,900,000 for network construction. Mr. Graham, who is the President of Skanska USA, Inc., is a Director of the Company.

     The Company paid the Hanify & King law firm approximately $172,000 for legal services. Terence P. McCourt, Esq., a partner in the firm, is a brother of David C. McCourt, Chairman, Chief Executive Officer and Director of the Company.

     The Company paid USA Networks, Inc. approximately $952,000 for programming services. William D. Savoy is a Director of the Company and USA Networks, Inc.

     The Company paid GPC/O'Neill & Associates approximately $75,000 for consulting services. Mr. O'Neill, who is Chief Executive Officer of GPC/O'Neill is a Director of the Company.

     The Company paid Metrocall, Inc. approximately $78,000 for telephone services. Mr. Levitt was a Director of Metrocall during 2000. He is a Director of the Company.

     The Company paid $194,517 to Liberty Mutual Insurance Company to lease office space for operations in its Boston market. Thomas J. May is a Director of the Company and Liberty Mutual Insurance Company.

     The Company paid AMFM Interactive, Inc. approximately $2,500,000 for certain advertising services. Michael J. Levitt is a Director of the Company and AMFM Interactive, Inc.

     On February 28, 2000, the Company and Vulcan completed a transaction which culminated in Vulcan acquiring a $1.65 billion investment in the Company in the form of mandatorily convertible preferred stock (the "Preferred Stock"), no later than seven (7) years after it is issued, if not previously called or converted. Vulcan purchased 1,650,000 shares of the Preferred Stock. The Preferred Stock has a liquidation preference of $1,000 per share and is convertible into Common Stock at a price of $62 per share. The Preferred Stock has a dividend rate of 7% per annum. All dividends will be paid in additional shares of Preferred Stock. At December 31, 2000 the Company had issued a total of 98,965 additional shares of Preferred Stock to Vulcan. As of March 23, 2001, the number of common shares that would have been issued upon conversion of the Preferred Stock was 28,209,113.

     In connection with the investment, Vulcan was permitted to appoint two (2) members to the Company's Board of Directors. On February 28, 2000 Vulcan appointed William D. Savoy, President of Vulcan, and Edward S. Harris, Investment Analyst with Vulcan.

     Level 3 has a substantial stock ownership in LTH and the Company. RCN and Level 3 share mutual Director representation on their respective boards.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                              GENERAL INFORMATION

FINANCIAL INFORMATION

     A copy of the Company's 2000 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated March 2, 2001, of PricewaterhouseCoopers LLP, independent accountants, accompanies this Proxy Statement.

     Upon the written request of any person who, on March 23, 2001, was a record owner of Common Stock or who represents in good faith that he was on such date a beneficial owner of such Common Stock entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company's 2001 Annual Report on Form 10-K, including the financial statements, schedules and exhibits, filed with the Securities and Exchange Commission ("SEC"). Written requests for the Annual Report should be directed to: Investor Relations Department, RCN Corporation, 105 Carnegie Center, Princeton, New Jersey 08540, Attn: Valerie Haertel, Senior Vice President of Investor Relations, e-mail: ir@rcn.com.

SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, Directors and regular employees of the Company, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

     It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. Proxies will also be considered to be confidential voting instructions to the applicable Trustee with respect to shares held in accounts under the RCN Savings and Stock Ownership Plan ("Savings Plan"). If participants in the Savings Plan are also shareowners of record under the same account information, they will receive a single proxy which represents all shares. If the account information is different, then the participants will receive separate proxies. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. In the alternative, shareholders are urged to promptly vote their proxy via the internet or by telephone. Check your card or other information forwarded by your broker, bank or other holder of record to see which options are available to you.

SHAREHOLDER PROPOSALS

     In order for a nomination for the election of a Director or any other proposal to be presented by a shareholder at the 2002 Annual Meeting of Shareholders, notice of the nomination or other proposal containing the information required by the relevant provisions of the Company's Bylaws must be delivered by the shareholder to the Secretary of the Company at its principal executive offices not less than 60 nor more than 90 days before the Annual Meeting and, in the case of a proposal, the proposal must be an appropriate subject for shareholder action under applicable law. In the event that the Company receives notice within the time frame set forth above of a shareholder proposal to be presented at the 2002 Annual Meeting of Shareholders and which is not intended to be included in the Company's proxy materials, then, so long as the Company included in its proxy statement for such Annual Meeting of Shareholders advice on the nature of the matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC's rules governing shareholder proposals.

                                          By order of the Board of Directors.
                                          John J. Jones,
                                          Executive Vice President,
                                          General Counsel and
                                          Corporate Secretary

Dated: April 13, 2001

                                                                      APPENDIX A

                         RCN CORPORATION & SUBSIDIARIES

                            AUDIT COMMITTEE CHARTER

     The Audit Committee of the Board of Directors of RCN Corporation (the "Company"), hereby adopts, as of this 5th day of December, 2000, this Audit Committee Charter as follows:

1. RESPONSIBILITY/AUTHORITY

     Primary responsibility for the RCN's operational and financial controls and reporting lies with executive management, overseen by the Board of Directors (the "Board"). To help the Board carry out this oversight responsibility, an Audit Committee (the "Committee") has been established to assist the Board in monitoring the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance and the independence and performance of the Company's independent auditors and internal audit department. The establishment of the Committee does not relieve the other directors of their responsibility with respect to the operational and financial control processes. None of the members of the Committee shall be directly involved in the supervision or management of the financial affairs of the Company.

     In carrying out its responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react to changing circumstances or conditions. The following shall be the principal recurring processes of the Committee in carrying out its responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

2. GENERAL

     (1) Composition. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. Each member of the Committee shall be qualified to serve on the Committee pursuant to the independence and experience requirements of the Nasdaq Stock Market, Inc.

     (2) Meetings. The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities.

     (3) Reporting to the Board of Directors. The Committee will keep regular minutes and report its activities to the full Board on a regular basis so that the Board is kept informed of its activities and findings.

     (4) Company Counsel. The Committee shall meet periodically with RCN's General Counsel and, if appropriate, its outside counsel, to discuss legal matters, including any matters that may have a material impact on RCN's financial statements.

     (5) Advisors; Other Attendees. The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     (6) Officer Expenses and Perquisites. The Committee shall periodically review or commission a review of RCN's policies and procedures related to officers expenses and perquisites, including any use of corporate assets or services.

          (a) Action by Consent. Unless otherwise restricted by the Company's certificate of incorporation or by-laws, any action required or permitted to be taken by the Committee of the Company may be taken without a meeting, if all the members of the Committee consent thereto in writing or writings are filed with the minutes of proceedings of the Committee.

     (8) Telephonic Meetings. Unless otherwise restricted by the Company's certificate of incorporation or by-laws, members of the Committee of the Company may participate in a meeting of the Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

     (9) Charter. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

3. SELECTION AND EVALUATION OF INDEPENDENT AUDITORS

     The Company shall appoint independent auditors at least annually. The Committee shall recommend the appointment of the Company's independent auditors, which appointment shall be subject to the confirmation of the Board and approval of holders of a majority of the Company's shares entitled to vote on such matters, and which auditing firm is ultimately accountable to the Committee and the Board.

     In making such a recommendation, and in evaluating the independent auditors, the Committee shall:

          (1) Evaluate the independence of the independent auditors by, among other things:

             (1) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1;

             (2) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for taking, or recommending that the Board take, appropriate action in to satisfy itself of the auditors' independence; and

             (3) the independent auditor's maintenance of credentials and capabilities, and its reputation for independence.

          (2) Review and approve the fees payable to the independent auditors and the independent auditor's annual engagement letter.

          (3) Review the performance of the independent auditors and make recommendations to the Board regarding the termination or replacement of the independent auditors when circumstances warrant.

          (4) Consider such other matters as the Committee may deem appropriate, including any applicable standards imposed by applicable law relating to independence or otherwise.

4. REVIEW PROCESS; OTHER DUTIES

     The Committee shall:

          (1) Final Audit Report. Review the results of the year-end audit of the Company, including reviewing the annual audited financial statements to be included in the Company's Annual Report on Form 10-K with management prior to the filing thereof, and reviewing any comments or recommendations of the independent auditors and any major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

          (2) Interim Financial Statements. Confirm that the Company's interim financial statements to be included in Quarterly Reports on Form 10-Q have been reviewed by the independent auditors, and review such interim financial statements with management, prior to the filing thereof.

          (3) Audit Scope and Plans. Review with the Director of Internal Audit and the independent auditors their annual internal and external audit plans prior to the audit, including the degree of coordination of their the scope of their audit respective plans and staffing, and monitor such plans' progress and results during the year.

          (4) Management's Discussion and Analysis. Review with management all significant variances in financial statements in conjunction with the Committee's review of Management's Discussion and Analysis (MD&A) included in filings with the Securities and Exchange Commission.

          (5) Practices and Policies. Review with management and the independent auditors the Company's accounting principles, practices and policies (and changes therein), make recommendations regarding the persons to whom reports should be submitted within RCN and review the appointment and replacement of the senior internal auditing executive.

          (6) Significant Changes in Accounting Standards. Review all significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, or other regulatory bodies, that have an effect on financial statements.

          (7) Significant Financial Reporting Issues. Review with management and the independent auditors, all significant accounting or financial reporting developments and issues discussed or judgments made during the accounting period or in connection with the preparation of the Company's financial statements, if applicable, and how they were resolved.

          (8) Controls and Management Letter Comments. Review with internal and independent auditors overall accounting and financial controls, including any problems or difficulties the independent auditors may have encountered, any significant reports to management and all management letter comments on internal control procedures or personnel, as well as management's responses to those comments and reports. Such review should include (i) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and (ii) any changes required in the planned scope of the audit.

          (9) Risk Exposure Review. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          (10) Special Investigations. Review special investigations conducted by management or others at the direction of management or the Committee that are significant in nature.

          (11) Meetings with Auditors. Meet privately with the independent auditors, at least annually, to request their opinion on various matters including the quality of financial and accounting personnel and the internal audit staff and provide the chief financial officer, management and the Company's internal audit staff the opportunity to meet privately with the Committee.

          (12) Availability. Be available to the independent auditors during the year for consultation purposes.

          (13) SAS 61. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          (14) Proxy Report. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          (15) Additional Activities. Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

                                     * * *

     While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Company complies with all laws and regulations and its Code of Conduct.

                           * * * * * * * * * * * * *

                                                                      APPENDIX B

                                 RCN CORPORATION

                   1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
           (AS AMENDED AND RESTATED AS OF ____________________, 2001)

1.   PURPOSE.

     The purpose of the RCN Corporation 1997 Stock Plan for Non-Employee Directors, as amended and restated as of ____________________, 2001 (the "Plan"), is to promote the interests of the RCN Corporation (the "Company") and its stockholders by increasing the proprietary interest of non-employee directors in the growth and performance of the Company by granting such directors options to purchase shares of common stock (par value $1.00 per share) (the "Shares") of the Company and by awarding Shares to such directors in respect of a portion of the annual retainer and meeting fees payable to such directors.

2.   ADMINISTRATION.

     The Plan shall be administered by the Company Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided however, that the Board shall have no discretion with respect to the selection of directors to receive options, the purchase price of any such options or the timing of grants of options under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary and Assistant Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

3.   ELIGIBILITY.

     The class of individuals eligible to receive grants of options and awards of Shares in respect of the Annual Retainer under the Plan shall be directors of the Company who are not employees of the Company or its affiliates ("Eligible Directors"). Any holder of an option or Shares granted hereunder shall hereinafter be referred to as a "Participant."

4.   SHARES SUBJECT TO THE PLAN.

     Subject to adjustment as provided in Section 7, an aggregate of 600,000 Shares shall be available for issuance under the Plan. The Shares deliverable upon the exercise of options or in respect of the Annual Retainer may be made available from authorized but unissued Shares or treasury Shares. If any option granted under the Plan shall terminate for any reason without having been exercised, the Shares subject to, but not delivered under, such option shall be available for issuance under the Plan.

5.   GRANT, TERMS AND CONDITIONS OF OPTIONS.

     (a) Each year, on the date of the Company's Annual Shareholders Meeting, each Eligible Director will be granted an option to purchase 4,000 Shares, or such other number of Shares as determined by the Board in its sole discretion prior to the applicable Annual Shareholders Meeting.

     (b) The options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall have the following terms and conditions:

          (i) PRICE. The purchase price per Share deliverable upon the exercise of each option shall be 100% of the Fair Market Value per Share on the date the option is granted. For purposes of the Plan, "Fair Market Value" shall be the closing price of the Shares as reported on the principal market or exchange on which the shares are traded or listed for the date in question, or if there were no sales on such date, the most recent prior date on which there were sales.

          (ii) PAYMENT. Options may be exercised only upon payment of the purchase price thereof in full. Such payment shall be made in cash.

          (iii) EXERCISABILITY AND TERM OF OPTIONS. Options shall be immediately exercisable and shall remain exercisable until the earlier of ten years from the date of grant and the expiration of the one year period provided in paragraph (iv) below.

          (iv) TERMINATION OF SERVICE AS ELIGIBLE DIRECTOR. Upon termination of a Participant's service as a director of the Company for any reason, all outstanding options held by such Eligible Director shall be exercisable in whole or in part for a period of one year from the date upon which the Participant ceases to be a director, provided that in no event shall the options be exercisable beyond the period provided for in paragraph (iii) above.

          (v) NONTRANSFERABILITY OF OPTIONS. No option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant to whom an option is granted it may be exercised only by the Participant or by the Participant's guardian or legal representative. Notwithstanding the foregoing, (x) options may be transferred pursuant to a qualified domestic relations order; and (y) the Board may, in its sole discretion and subject to such conditions as it may establish, allow for transfer of options granted under the Plan to other persons or entities.

          (vi) OPTION AGREEMENT. Each option granted hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

6.   GRANT OF SHARES.

     (a)  GRANT DATES AND FORMULAS.

          (i) Shares shall be automatically granted to each Eligible Director on January 1 of each Plan year (each such date is hereinafter referred to as the "Annual Grant Date") commencing October 1, 1997, provided however, that for the year ending December 31, 1997, the Annual Grant Date shall be October 1, 1997 (the "Initial Grant Date").

          (ii) The total number of Shares granted to each Eligible Director pursuant to this Section 6(a), other than Eligible Directors who are members of the Board's Audit Committee (the "Audit Committee"), shall equal the quotient obtained by dividing the annual retainer then in effect that would be payable to each Eligible Director for his or her service on the Board in the absence of this Section 6 (the "Annual Retainer") by the Fair Market Value of a Share on the Annual Grant Date (or the Initial Grant Date, as the case may be) determined in accordance with Section 6(b) hereof; provided however that for the year ending December 31, 1997, the total number of Shares granted to each Eligible Director shall be equal to the quotient obtained by dividing (x) the product obtained by multiplying
     (A) three-twelfths (3/12) by (B) the Annual Retainer as in effect on October 1, 1997 by (y) the fair market value of a Share determined in accordance with Section 6(b) hereof. In the event a person becomes an Eligible Director between applicable Annual Grant Dates, such person shall, on the thirtieth (30th) day following such appointment, receive the number of Shares equal to the product obtained by multiplying a (x) fraction, the
     (A) numerator of which is the number of months remaining in such year and the (B) denominator of which is twelve (12) by a (y) fraction, the (A) numerator of which is the Annual Retainer in effect on the most recent Annual Grant Date and the (B) denominator of which is the average of the high and low prices of a Share on the Exchange (as defined below) as reported for the trading day immediately prior to such person becoming an Eligible Director.

          (iii) The total number of Shares granted pursuant to this Section 6(a) to each Eligible Director who is a member of the Audit Committee on the Annual Grant Date shall equal the sum of (x) the number of Shares that would be granted to such Eligible Director as determined pursuant to
     Section 6(a)(ii) if he or she were not a member of the Audit Committee plus
     (y) the quotient obtained by dividing $5,000 by the Fair Market Value of a Share on the Annual Grant Date; provided that in the case of an Eligible Director who is the Chairman of the Audit Committee on the Annual Grant Date, the total number of Shares granted pursuant to this Section 6(a) to the Chairman of the Audit Committee shall equal the sum of (x) the number of Shares that would be granted to such Eligible Director as determined pursuant to Section 6(a)(ii) if he or she were not a member of the Audit Committee plus (y) the quotient obtained by dividing $10,000 by the Fair Market Value of a Share on the Annual Grant Date.

     (b) FAIR MARKET VALUE. The fair market value of a Share shall for the purposes of the Annual Grant Date, be the average of the high and low prices of a Share on the last trading day prior to the applicable Grant Date as is reported on the principal securities exchange (which term shall include the Nasdaq Stock Markets) on which Shares are listed (the "Exchange"), provided, however, with respect to the Initial Grant Date, it shall be the average of the high and low prices of a Share as reported on the Exchange for October 1, 1997. Fractional shares will be rounded to the next highest share. The shares or rights to which an Eligible Director is entitled under Section 6(a) shall be in lieu of the payment in cash of the Annual Retainer.

7.   ADJUSTMENT OF AND CHANGES IN SHARES.

     In the event of a stock split, stock dividend, extraordinary cash dividend, subdivision or combination of the Shares or other change in corporate structure affecting the Shares, the number and kind of shares authorized by the Plan and the number and kind of shares subject to options to be granted pursuant to
Section 5(a) shall be increased or decreased proportionately, as the case may be, and the number and kind of shares subject to any outstanding option shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per share thereunder.

8.   NO RIGHTS OF SHAREHOLDERS.

     Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges a shareholder of the Company in respect of any Shares purchasable upon the exercise of any option, in whole or in part, unless and until certificates for such Shares shall have been issued.

9.   PLAN AMENDMENTS.

     The Plan may be amended by the Board as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of shareholders of the Company: (i) increase the number of Shares available for issuance under the Plan, except as permitted by Section 7, (ii) change the requirement of
Section 5(b) that option grants be priced at Fair Market Value, except as permitted by Section 7, or (iii) modify in any respect the class of individuals who constitute Eligible Directors. The provisions of Sections 3, 5 and/or 6 may not be amended more often than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules under either such statute.

     Each Share shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with, the granting of such Shares, no such Share may be disposed of unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

10.  EFFECTIVE DATE AND DURATION OF PLAN.

     The Plan shall become effective on October 1, 1997. The Plan shall terminate the day following the tenth Annual Shareholders Meeting at which Directors are elected succeeding such date, unless the Plan is extended or terminated at an earlier date by Shareholders or is terminated by exhaustion of the Shares available for issuance hereunder.

                                 RCN CORPORATION
                               105 CARNEGIE CENTER
                           PRINCETON, NEW JERSEY 08540
              PROXY - ANNUAL MEETING OF SHAREHOLDERS - MAY 17, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, hereby revoking any contrary proxy previously given, hereby appoints David C. McCourt, James Q. Crowe and Richard R. Jaros, and each of them, his true and lawful agents and proxies, with full power of substitution and, revocation, to vote as indicated below, all the Common Stock of the undersigned in RCN CORPORATION (the "Company") entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Princeton Marriott in Forrestal Village, 201 Village Boulevard, Princeton, New Jersey, 08540, on May 17, 2001 at 11:00 a.m., local time, and at any adjournment or postponement thereof, all as set forth in the related notice and proxy statement for the 2001 Annual Meeting. If the undersigned is a participant in the RCN Savings and Stock Ownership Plan ("Savings Plan"), then the undersigned hereby directs the respective trustee of the applicable Savings Plan to vote all shares of RCN Common Stock in the undersigned's Savings Plan account at the aforesaid Annual Meeting and at any adjournments thereof, all as set forth in the related notice and proxy statement for the 2001 Annual Meeting.

     This proxy also delegates discretionary authority with respect to any other matter as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

                                Change of Address

________________________________________________________________________________

________________________________________________________________________________

email:__________________________________________________________________________
                    (SEE VOTING INSTRUCTIONS ON REVERSE SIDE)

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE       Please mark
MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY    your votes as
WILL BE VOTED FOR ALL OF THE PROPOSALS.                        indicated in
                                                               this example  [X]

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE PROPOSALS.

1. Election of five (5) Directors to Class I to serve for a term of three (3) years.


  VOTE FOR           VOTE         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE
all nominees    withheld from     FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE
                all nominees      THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

    [ ]            [ ]             01 Michael A. Adams, 02 Stuart E. Graham,
                                   03 Michael J. Levitt, 04 Thomas J. May and
                                   05 Thomas P. O'Neill, III

           TO CONSENT TO ELECTRONIC DISTRIBUTION OF PROXY MATERIALS   [ ]
           IN THE FUTURE, PLEASE MARK THIS BOX AND SIGN BELOW.


2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2001.

                          FOR      AGAINST      ABSTAIN
                          [ ]        [ ]          [ ]

3. Approval of amendments to the Company's 1997 Stock Plan for Non-Employee Directors.

                          FOR      AGAINST      ABSTAIN
                          [ ]        [ ]          [ ]


4. Approval to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to increase the number of shares of Common Stock that the Company has the authority to issue from 200,000,000 to 300,000,000.

                          FOR      AGAINST      ABSTAIN
                          [ ]        [ ]          [ ]



 SIGNATURE ______________________ SIGNATURE ____________________  DATE _________

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR ON PROXY. IF HELD IN JOINT TENANCY, ALL PERSONS MUST SIGN. TRUSTEES, ADMINISTRATORS, ETC., SHOULD INCLUDE TITLE AND AUTHORITY.

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o


                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

      YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED
                                YOUR PROXY CARD.


         INTERNET                         TELEPHONE                   MAIL
HTTP://WWW.PROXYVOTING.COM/RCNC      1-800-840-1208
Use the Internet to vote your        Use any touch-tone          Mark, sign and
proxy. Have your proxy card in       telephone to vote your      date your proxy
hand when you access the web     OR  proxy. Have your proxy  OR  card and return
site. You will be prompted to        card in hand when you          it in the
enter your control number,           call. You will be              enclosed
located in the box below, to         prompted to enter your       postage-paid
create and submit an                 control number, located        envelope.
 electronic ballot.                  in the box below, and
                                     then follow the
                                     directions given.


IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK
                                YOUR PROXY CARD.


YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT: WWW.RCN.COM
http://www.rcn.com